UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2012

China Energy Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53283 (Commission File Number)	33-0843696 (IRS Employer Identification No.)

Building#26, No. 1388 Zhangdong Road Zhangjiang Hi-tech Park Shanghai, China (Address of principal executive offices)	201203 (Zip Code)

Registrant’s telephone number, including area code (86) 021 2028-1866

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

On September 5, 2012, Shanghai Hai Lu Kun Lun Hi-tech Engineering Co., Ltd. (“Shanghai Engineering”), a consolidated variable interest entity of China Energy Recovery, Inc. (“CER”), entered into a short-term loan contract with Bank of Shanghai. The total amount borrowed is RMB 15,000,000 (approximately $2,364,625) and can be used for working capital or similar purposes. This amount is due in one year and carries an annual interest rate of 7.2%. The loan is guaranteed by Mr. Qinghuan Wu, the Company’s Chief Executive Officer and Mrs. Jialing Zhou, Mr. Wu’s wife, and among which RMB 5,000,000 is collateralized by a building located in Shanghai, which is owned by Mr. Qinghuan Wu and his son. In addition, the balance, amounting to RMB 10,000,000, of this loan is guaranteed by Shanghai Chuang Ye Jie Li Financing Guarantee Co., Ltd (“Shanghai Chuangye”), after making a cash deposit of 5% of the total guarantee amount to Shanghai Chuangye. Shanghai Chuangye charged a 3% fee and required a counter-guarantee by CER Energy Recovery (Yangzhou) Co., Ltd. and CER Energy Recovery (Shanghai) Co., Ltd., which are both wholly-owned subsidiaries of CER. Shanghai Chuangye also required a second tier collateralization by the aforementioned building owned by Mr. Wu and his son and 60% of Mr. Wu’s ownership interest in Shanghai Engineering. Since this building had previously been collateralized under a facility agreement entered into with Ningbo Bank, Shanghai branch, this borrowing with the Bank of Shanghai will replace the existing Ningbo Bank facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Energy Recovery, Inc.
Date: September 18, 2012	By:	/s/ Qinghuan Wu
Qinghuan Wu
Chief Executive Officer